Exhibit 99.1

                                                               October 5, 2000


               EMI AND TIME WARNER WITHDRAW CURRENT EC CLEARANCE
                                  APPLICATION


EMI Group and Time Warner have today informed the European Commission's Merger Task Force that they are withdrawing their current application for approval of the proposed combination of EMI Music with Warner Music Group.

EMI and Time Warner have been in negotiations with the Commission, discussing a range of possible concessions aimed at responding to the Commission's concerns while preserving the economic merits of their proposed joint venture.

EMI and Time Warner have, as of today, terminated their current agreement. However, they have agreed to continue discussions with each other, the Commission and other regulators in order to attempt to achieve a combination which is acceptable to all parties. Any resulting new agreement will be subject to EMI Group shareholder approval.

Eric Nicoli, Chairman of the EMI Group said: "The withdrawal of our application allows additional time to reassess regulators' concerns and to pursue solutions simultaneously in Europe and the US. We have been, and will continue to be, flexible in responding to the European Commission's concerns. However any concessions that are ultimately made must be consistent with our shareholder value objectives."

"We continue to believe that a joint venture with Warner Music Group can create substantial value for our shareholders and benefit our artists, consumers and employees by bringing together two companies with complementary strengths. It provides the opportunity to generate considerable cost savings and to build a unique, Anglo-American owned music company."

"In the meantime, our business is in good shape and we will continue to drive it forward. Notwithstanding the uncertainty caused by the regulatory process, we have maintained momentum in both our recorded music and music publishing businesses and we have our strongest release schedule for many years."

Time Warner President, Richard Parsons, said: "Our proposed joint venture with EMI would bring together two of the most creative, and complementary, organizations in the world-wide music industry. Because of our confidence in this


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combination's potential to deliver extraordinary dividends to our artists, employees, shareholders and music lovers around the world, we will continue to explore ways to structure a combination that will make sense for the two companies and be acceptable to the Commission."

A further announcement will be made in due course.

Contact Information

Dawn Bridges, EMI Group             212/492-1275
Ed Adler, Time Warner               212-484-6630